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                               FDP Series, Inc.
                               ----------------
              FDP BlackRock Janus Growth Fund (the "Janus Fund")
             FDP BlackRock Invesco Value Fund (the "Invesco Fund")

Sub-Item 77C: Submission of matters to a vote of security holders

A Special Meeting of Shareholders was held on December 17, 2015 for shareholders to vote on the following proposals:

Proposal 1. To approve the use of a manager of managers structure with respect to the Janus Fund and the Invesco Fund.

                                       Votes For Votes Against Abstain
          1. Approval by Janus Fund    4,948,556    198,739    302,562
          2. Approval by Invesco Fund  4,575,946    184,029    247,589

Proposal 2: To approve a new subadvisory agreement between BlackRock Advisors, LLC and Janus Capital Management LLC with respect to the Janus Fund.

                                      Votes For Votes Against Abstain
           1. Approval by Janus Fund  5,004,108    146,059    299,690